EXHIBIT 21

                STIFEL FINANCIAL CORP. AND SUBSIDIARIES

               SUBSIDIARIES OF STIFEL FINANCIAL CORP. (1)



                                      STATE OF          NAMES UNDER WHICH
NAME                               INCORPORATION     SUBSIDIARY DOES BUSINESS
----                               -------------     ------------------------
Stifel, Nicolaus &                    Missouri      Stifel, Nicolaus & Company,
Company, Incorporated                               Incorporated

Alliance Realty Corp.                 Missouri      Alliance Realty Corp.

Century Securities                    Missouri      Century Securities
Associates, Inc.                                    Associates, Inc.

Stifel, Nicolaus Insurance            Arkansas      Stifel, Nicolaus Insurance
Agency, Inc. (2)                                    Agency, Inc.

S-N Capital Corp. (2)                 Missouri      S-N Capital Corp.

Stifel Insurance Agency -             Ohio          Stifel Insurance Agency -
Ohio, Inc. (4)                                      Ohio, Inc.

Stifel Venture Corp.                  Missouri      Stifel Venture Corp.

Pin Oak Capital, Ltd. (3)             Missouri      Pin Oak Capital, Ltd.

Stifel Asset Management Corp.         Missouri      Stifel Asset Management
                                                    Corp.

Todd Investment Advisors, Inc. (3)    Kentucky      Todd Investment Advisors,
                                                    Inc.





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(1) Does not include corporations in which registrant owns 50 percent or less of the stock.

(2) Wholly owned subsidiary of Stifel, Nicolaus & Company, Incorporated.

(3) Wholly owned subsidiary of Stifel Asset Management Corp.

(4) Majority owned subsidiary of Stifel, Nicolaus & Company, Incorporated.